                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 1



                      Xionics Document Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    98412X103
                  --------------------------------------------
                                 (CUSIP Number)


                              Page 1 of 5 Pages

--------------
CUSIP NO.
98412X103
--------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Goldman, Sachs & Co.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                               (a)
                                                                      ----
                                                               (b)
                                                                      ----

--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

             New York
--------------------------------------------------------------------------------
Number of                   5.       Sole Voting Power
Shares
Beneficially                               0
Owned By                    ------------------------------------------------
Each                        6.       Shared Voting Power
Reporting
Person With                                408,000
                            ------------------------------------------------
                            7.       Sole Dispositive Power

                                           0
                            ------------------------------------------------
                            8.       Shared Dispositive Power

                                           408,000
                            ------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
               408,000
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               3.5%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

                BD-PN-IA
--------------------------------------------------------------------------------

                              Page 2 of 5 Pages

---------------
CUSIP NO.
98412X103
---------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         The Goldman Sachs Group, L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                               (a)
                                                                      ----
                                                               (b)
                                                                      ----
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or place of Organization

               Delaware
--------------------------------------------------------------------------------
Number of                   5.       Sole Voting Power
Shares
Beneficially                                   0
Owned By                    ------------------------------------------------
Each                        6.       Shared Voting Power
Reporting
Person With                                408,000
                            ------------------------------------------------
                            7.       Sole Dispositive Power

                                               0
                            ------------------------------------------------
                            8.       Shared Dispositive Power

                                           408,000
                            ------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               408,000
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               3.5%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

                HC-PN
--------------------------------------------------------------------------------

                              Page 3 of 5 Pages
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Item 4.            Ownership
                         Not applicable. The percent of the class owned as of December 31, 1997 did not exceed five percent.

Item 5.            Ownership of Five Percent or Less of a Class.
                         If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                         See Exhibit (99.2) as previously reported.

Item 10.           Certification.
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                              Page 4 of 5 Pages
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                                   SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1998


                                            THE GOLDMAN SACHS GROUP, L.P.


                                            By:    /s/ Hans L. Reich
                                                   ----------------------------
                                            Name:  Hans L. Reich
                                            Title:  Attorney-in-fact



                                            GOLDMAN, SACHS & CO.


                                            By:    /s/ Hans L. Reich
                                                   -----------------------------
                                            Name:  Hans L. Reich
                                            Title:  Attorney-in-fact



                              Page 5 of 5 Pages